EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-115293 and 333-118054) on Form S-3 and (Nos. 333-121728) on Form S-8 of Star Scientific, Inc. of our report dated March 14, 2005, with respect to the consolidated balance sheets of Star Scientific, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004 and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Scientific, Inc.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

March 16, 2005